Exhibit 10.06

FIRST AMENDMENT TO LEASE

[Nexus Canyon Park LLC / Acucela Inc.]

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is effective as of August 15, 2011 (“Effective Date”) by and between NEXUS CANYON PARK LLC, a Delaware limited liability company, and ACUCELA INC., a Washington corporation, “Landlord” and “Tenant”, respectively, under that certain Lease dated February 13, 2006 (the “Original Lease” and, together with this First Amendment, the “Lease”) for the Premises described in Section 1.1 of the Original Lease, consisting of approximately 17,488 square feet of Rentable Area designated as Suite 120 in the Building located at 21720 23rd Drive S.E., Bothell, Washington, on real property legally described as Tract 21-B of Canyon Park Business Center Binding Site Plan recorded under Recording No. 9708195005, records of Snohomish County, Washington, being a portion of the Northwest Quarter of Section 29, Township 27 North, Range 5 East, W.M.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Original Lease is hereby amended as follows:

1. Extended Expiration Date. Sections 2.1.7(b) and 3.2 of the Original Lease are amended to extend the Term Expiration Date from February 14, 2012 to February 28, 2015.

2. Basic Annual Rent. Sections 2.1.4, 2.1.5 and 5.1 of the Original Lease are amended to provide that commencing on the Effective Date the Basic Annual Rent shall be reduced to $427,800.00, payable in equal monthly installments of $35,650.00, subject to adjustment pursuant to Section 6.1 of the Lease; provided, monthly installments of Basic Annual Rent shall not be due or payable for the months of March and April, 2012. Section 8.3 of the Original Lease (adjustment of Rentable Area) is deleted.

3. Annual Increases in Basic Annual Rent. Section 6.1 of the Original Lease is amended to read as follows: “On March 1, 2013, and on the first day of each March thereafter, the Basic Annual Rent then in effect shall be increased by three percent (3%) so long as this Lease continues in effect, including during any extension term pursuant to Section 7 below.”

4. Shared Utility Meters. Section 7.1(b) of the Original Lease is amended to provide that, in addition to the other Operating Expenses set forth therein, Tenant shall pay its pro rata share (based on Rentable Area) of utilities (electricity and gas) measured by utility meters shared with the tenant of Suite 100 of the Building; provided, Tenant may at its expense install meters to measure utilities consumed by the Premises, after which it shall not be responsible for utilities measured by the shared meters.

5. Audit of Operating Expenses. The following is added to Section 7.5: “If such review of the Annual Operating Expense Statement shows that Tenant’s Pro Rata Share of Operating Expenses is overstated by more than 4%, Landlord shall reimburse Tenant the reasonable costs of Tenant’s review.”

6. Security Deposit. The amount of the Security Deposit presently held by Landlord pursuant to Article 9 of the Original Lease is $176,920.05 plus accumulated interest. On February 15, 2012, the Security Deposit shall be reduced to $106,950.00, and Landlord shall return to Tenant the balance of the Security Deposit ($69,970.05) plus interest accumulated as of such date.

7. Option to Extend Term.

7.1 Landlord grants to Tenant the right to extend the term of the Lease for one (1) three (3) year period under the same terms and conditions existing in the Lease. Tenant shall exercise such right to extend the term of the Lease by written notice to Landlord given no later than six (6) months prior to the end of the term of the Lease as extended by Section 1 of this First Amendment.

7.2 Basic Annual Rent during the extension period shall continue to increase on the first day of the extension term and the first day of each March thereafter pursuant to Section 6.1 of the Lease as amended by this First Amendment.

7.3 Tenant shall not have the right to exercise its option to extend the term, notwithstanding anything set forth above to the contrary: (a) during the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of the Lease and continuing until the default alleged in said notice is cured; or (b) after the expiration or earlier termination of the Lease. The time by which the option to extend may be exercised shall not be extended by reason of the Tenant’s inability to exercise the option because of the foregoing provisions.

8. Tenant Improvement Allowance. Landlord will provide Tenant with an additional Tenant Improvement Allowance of $69,952.00 to be used in accordance with and subject to the terms of Article 4 of the Original Lease; provided, the Tenant Improvement Allowance may only be used for design, permitting and out-of-pocket construction costs of Tenant Improvements, including any amounts paid to architect, engineers, project coordinators, construction consultants and similar consultants, but excluding furniture, fixtures and equipment and telephone and data cabling and equipment.

9. Brokers. Landlord and Tenant represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Jones Lang LaSalle Americas, which represented Tenant and whose commission shall be paid by Landlord. Landlord and Tenant shall each indemnify, defend protect and hold harmless the other from any claim of any other broker as a result of any act or agreement of the indemnitor.

In all other respects, the Original Lease shall remain in full force and effect.

Terms with an initial capital letter not defined in this First Amendment shall have the meanings given them in the Original Lease.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease as of the date first written above.

LANDLORD: NEXUS CANYON PARK LLC a Delaware limited liability company

By:	Canyon Nexus, Inc. a California corporation its Manager

By:
Michael J. Reidy Chief Executive Officer

TENANT:

ACUCELA INC. A Washington corporation

By:
Name:
Title:

STATE OF CALIFORNIA	)
)
COUNTY OF SAN DIEGO	)

On         , 2011 before me,                 , personally appeared MICHEAL J. REIDY, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY of PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:	(Seal)

STATE OF WASHINGTON	)
)
COUNTY OF SNOHOMISH	)

On         , 2011 before me,                 , personally appeared                 , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature:	(Seal)

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